FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-07

 Subject: NEW ISSUE CMBS: BBCMS 2020-C8 **PUBLIC ANNOUNCEMENT**

NEW ISSUE CMBS: BBCMS 2020-C8 $615,340,000 NEW ISSUE CMBS ****PUBLIC OFFERING****

JOINT LEADS: BARCLAYS, BANK OF AMERICA, SOCIÉTÉ GÉNÉRALE

CO-MANAGERS: DREXEL HAMILTON, ACADEMY SECURITIES

RATING AGENCIES: MOODY’S, FITCH, DBRS MSTAR

***PUBLIC OFFERED CERTIFICATES***

RATINGS AVAIL.

CLASS	(M/F/D)	SIZE ($MM)	C/E	WAL	LTV	DY	IPTS
A-1	Aaa/AAA/AAA	14.656	30.000%	2.97	40.0%	15.4%	40A
A-3	Aaa/AAA/AAA	88.570	30.000%	6.90	40.0%	15.4%	PREPLACED
A-4**	Aaa/AAA/AAA	162.426	30.000%	9.47	40.0%	15.4%	LCF-2
A-5**	Aaa/AAA/AAA	173.414	30.000%	9.89	40.0%	15.4%	90A
A-SB	Aaa/AAA/AAA	29.266	30.000%	7.04	40.0%	15.4%	85A
A-S	Aa1/AAA/AAA	61.886	20.750%	9.97	45.3%	13.6%	125A
B	NR/AA-/AA(high)	28.435	16.500%	9.97	47.7%	12.9%	145A
C	NR/A-/A(high)	29.271	12.125%	9.97	50.2%	12.3%	225A

** A-4 AND A-5 SIZES ($MM) AND WALs ARE SUBJECT TO CHANGE AS DETAILED IN THE ATTACHED TERM SHEET.

RANGE OF POSSIBLE AVAILABLE SIZES ($MM) BELOW:

A-4:	[0] – [162.426]
A-5:	[173.414] – [335.840]

*TRANSACTION SUMMARY*
POOL BALANCE:	$700,244,660
NUMBER OF LOANS:	48
NUMBER OF PROPERTIES:	127
WA CUT-OFF LTV:	57.1%
WA MATURITY LTV:	52.4%
WA U/W NCF DSCR:	2.54X
WA U/W NOI DY:	10.8%
WA MORTGAGE RATE:	3.70357%
TOP 10 LOANS %:	55.9%
WA REM TERM MATURITY:	113 MONTHS

LOAN SELLERS:	STARWOOD (33.1%), BARCLAYS (23.0%), BANA (12.5%), LMF (11.8%), BARCLAYS/SGFC (9.9%), SGFC (9.6%)

TOP 5 PROPERTY TYPES:	OFFICE (36.4%), SELF STORAGE (15.8%), RETAIL (11.1%), HOTEL (10.7%), MULTIFAMILY (9.6%)

TOP 5 STATES:	NY (18.6%), CA (15.9%), NV (11.9%), FL (9.9%), TX (9.5%)

MASTER SERVICER:	MIDLAND LOAN SERVICES
SPECIAL SERVICER:	LNR PARTERS, LLC
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
DIRECTING HOLDER:	LNR SECURITIES HOLDINGS, LLC
RISK RETENTION:	“L”
TRUSTEE:	WILMINGTON TRUST, NATIONAL ASSOCIATION
CERT. ADMIN.:	WELLS FARGO BANK, NATIONAL ASSOCIATION

*ANTICIPATED TIMING*
- TERM SHEET/ANNEX A-1:	ATTACHED
- RED PROSPECTUS:	ATTACHED
- THIRD PARTY SYSTEMS:	TODAY, OCTOBER 6, 2020
- RECORDED CALL:	www.netroadshow.com/nrs/home/#!/?show=a4461450
- CONFERENCE CALLS:	UPON DEMAND AND ENCOURAGED **CONTACT SALES COVERAGE**
- PRE-SALE REPORTS:	TODAY, OCTOBER 6, 2020
- ANTICIPATED SETTLEMENT:	TUESDAY, OCTOBER 27, 2020

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.